UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 24, 2022

To: Shareholders of CNX Resources Corporation

In early 2020, CNX articulated our approach to long-term per share value creation. Over the past two years, we have focused intently on operational execution, disciplined balance sheet management, and capital allocation. We have also evolved a differentiated approach to ESG (Environmental, Social and Governance) featuring our Tangible, Impactful, and Local filters.

For 2020-2021, the company generated $1,722 million of net cash provided by operating activities, which resulted in $862 million of free cash flow (FCF),(1) or 23% more than initial guidance. Across that same time period, the company used FCF to return $324 million in capital to shareholders and another $538 million to further strengthen the balance sheet. Since 2017 and through January 20, 2022, CNX has repurchased approximately 69 million shares for $903 million at an average price of $13.12 per share.

Our most recent 2022 FCF guidance of $2.96 per share(1) reflects the consequences of this consistent execution. We expect FCF per share to grow meaningfully over the coming years if we continue to opportunistically purchase shares.

Capital Allocation

In 2021, the company generated $927 million of net cash provided by operating activities, which resulted in $506 million of FCF.(1) The company used approximately 50% of this FCF to repurchase shares and the remaining 50% was dedicated to servicing and paying down debt.

As for our share buyback program, the company repurchased 18.7 million shares for $245 million throughout the year at an average price of $13.10 per share. On October 25, 2021, the Board of Directors approved a $1 billion increase to the share buyback program, which is not subject to an expiration date.

The remaining $261 million of FCF in 2021 was used to reduce net debt and extend the maturities of senior notes and revolving credit facilities.

CNX Midstream (CNXM), a wholly-owned subsidiary of CNX, completed a $400 million private offering of 4.75% senior notes due April 2030. In conjunction with the senior notes offering, CNXM retired $400 million of its outstanding 6.50% senior notes due March 2026. This resulted in $7 million of net annual interest savings.

The company also entered into new amended and restated credit agreements for its CNX and CNXM credit facilities. In total, the facilities have $1.9 billion in committed capacity for borrowings and letters of credit. The facilities mature in 2026, which is two years longer than the prior agreement, and the aggregate unused capacity as of December 31, 2021, is $1.3 billion, net of outstanding borrowings and letters of credit.

These balance sheet-strengthening actions positioned the company with lower leverage and an extended maturity runway, creating significant flexibility for future capital allocation opportunities.

Despite a continued strong business performance, we believe our stock is trading at an attractive FCF yield and at a discount to intrinsic value. If this persists, CNX plans to continue to opportunistically (but relentlessly) repurchase shares while simultaneously de-levering.

De-Risking the Free Cash Flow Per Share Runway

CNX manages the business to “manufacture” a low risk FCF annuity and then allocates this FCF to grow long-term per-share value. This approach is underpinned by our hedging philosophy, which helps insulate the company from commodity price swings, providing a higher degree of predictability around our business. Instead of trying to predict natural gas prices, we take pride in being consistent, serial hedgers of natural gas. This predictability not only gives us confidence to drive the FCF per share higher and leverage lower, but also to return significant capital to shareholders.

In 2021, we hedged approximately 25% more of our production over the next five years (2022-2026). This programmatic hedging eliminates commodity price risk for an additional $1.5 billion of revenue across that time period.

Environmental, Social, and Governance (ESG)

ESG provides a critical opportunity to further de-risk our business and take advantage of opportunities to enhance shareholder value. We embrace the concept of ESG while eschewing the typical and often superficial approach to this important topic. We believe our ESG accomplishments in 2021 continued to differentiate CNX.

The year began with a $30 million philanthropic commitment to our local communities – designed to create a new governing criterion for corporate philanthropic efforts. Avoiding conventional investments in the arts, higher education, and similar causes and organizations, the CNX Foundation’s community commitment sets a new target: the grassroots community project or organizations that may struggle to compete for funding with establishment entities. Widening the path to the middle class for our local disadvantaged rural and urban communities is a key goal of our philanthropic commitment.

This commitment and philosophy also spawned a Mentorship Academy in 2021 designed to focus on the local high school student who desires a family-sustaining, well compensated career that does not require a four-year degree. Because of the Appalachian region’s unique attributes of low-cost energy, manufacturing prowess, and a deeply ingrained work ethic, these careers, and opportunities to build and sustain the middle class in our region are abundant. Our Mentorship Academy seeks to introduce students from our local underserved communities to these opportunities, help them build the basic skills necessary to obtain gainful employment, and provide pathways and open doors necessary to execute on their career goals.

We expanded our Board of Directors and Management team with an infusion of experienced, diverse leaders to help drive CNX forward. These individuals bring extensive experience and will provide leadership on key areas of focus for the company including emerging environmental and emissions reduction technology development and commercialization and enterprise risk mitigation and management. These additions will further solidify the company’s long-term strategy, execution, and per share value creation.

On the environmental front, we’ve taken several significant steps to reduce risk and seize opportunities. First, we appointed a regulatory controller to oversee an enhanced regulatory reporting function that is focused on reducing risks through industry leading accuracy and transparency in this critical area. Second, we’ve created a New Technologies group to explore opportunities associated with our unique asset base. As highlighted in our 2020 corporate responsibility report, we abated 7.7 million tons of CO2e in emissions through methane capture operations. This provides a business opportunity generated by the intersection of our unique operational footprint, environmental attributes, and new technologies that evolved from our circle of competence.

Our core philosophy remains unchanged, and we remain concentrated/focused/lasered in on optimizing the long-term intrinsic value per share of the company. The performance metrics we have developed are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities, and delivers energy solutions for today and tomorrow.

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Guiding Principles (Year-After-Year)

The company’s Board of Directors and Management team continue to focus on guiding CNX according to the following three essential principles:

1. Optimizing long-term per share returns for our shareholders

Investing capital exclusively in high-return projects, which in turn provides increased capital allocation flexibility and maximizes long-term per share value for our shareholders.

We strongly believe that a steadfast, relentless commitment to best-in-class safety, environmental compliance, and diversity also increases efficiencies and optimizes margins, both important drivers of long-term intrinsic value per share.

2. Efficiently and prudently allocating capital

We focus on systematically earmarking capital dollars to the investment opportunities with the highest risk-adjusted returns. Period.

We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

Key components of our long-term capital allocation strategy include the following:

•	Methodical execution on high IRR exploration & development projects;

•	Balance sheet strength to drive capital flexibility (centered on a conservative targeted leverage ratio);

•	Opportunistic share count reduction where we see a significant margin of safety and discount to intrinsic value;

•	Strategic control of our midstream assets, which provides operational cost advantages and is expected to increase cumulative FCF in 2021 and beyond; and

•	Risk mitigation with a robust hedge book and tiered service contracts.

3. Seizing opportunities as the leading Appalachian E&P company

Over the next few years, we plan to continue prioritizing the following core initiatives to optimize predictable FCF generation:

•	Lower Costs. A streamlined corporate office and emphasis on the power of autonomy for business units. We plan to continually reduce costs at headquarters and in our business units, where we seek to maintain a low-cost position relative to our peer group.

•	Programmatic Hedging. We will continue to follow a robust and programmatic hedging strategy. To optimize predictability, we plan to lock in returns by employing a “total” hedge strategy that hedges both NYMEX and basis and differentiates CNX from its peers.

•	Incentives. Compensation programs that align management’s interests with those of our shareholders through annual FCF per share targets. Our long-term incentive compensation programs focus on share price outperformance, tangible ESG metrics, and directly aligning management’s interests with those of our shareholders. The goal of both is to place management in the same shoes as our owners.

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•	ESG Investing and Growing New Technologies. We seek to leverage our unique asset base and core competencies in the development and commercialization of carbon emission reduction opportunities to drive intrinsic per share value growth.

Conclusion

CNX provides a product that is vital to societies, improves the human condition, and supports life. Our sustainable business model applies the nonreplicable advantages of low cost, low capital intensity, and operational flexibility to generate consistent and substantial FCF. We focus our allocation of that FCF on investing in human capital, optimizing our asset base and returning capital to our shareholders in a thoughtful manner. Our North Star across them is FCF per share, which we expect to grow meaningfully over time.

We continue to de-emphasize areas that we believe are less relevant to long-term per-share value creation. As an example, we will not participate in broker-sponsored energy equity conferences, preferring direct outreach to potential owners who embrace long-termism, prudent capital allocation, and per share value.

We are long-time fans of the Warren Buffett-Charlie Munger coaching tree. We leave you with two quotes from that sage/esteemed lineage:

“When stock can be bought below a business's value it probably is the best use of cash.” Warren Buffet.

“Pay close attention to the cannibals – the businesses that are devouring themselves by buying back their stock.” Charlie Munger.

Thank you for your investment in CNX and for your trust and partnership.

Will Thorndike Chairman of the Board of Directors CNX Resources Corporation	Nick DeIuliis President and Chief Executive Officer CNX Resources Corporation

(1)	A reconciliation of FCF to the nearest GAAP measure is set forth in Appendix A to the Company’s Proxy Statement, filed on March 24, 2022. CNX is unable to provide a reconciliation of projected FCF per share in this letter. This is due to our inability to calculate the comparable GAAP projected metrics, given the unknown effect, timing, and potential significance of certain income statement items.

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Forward- Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (SEC) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and NGLs; the failure to realize the anticipated costs savings, synergies and other benefits of CNX’s purchase of the outstanding interests in CNXM not already owned by CNX; local, regional and national economic conditions and

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the impact they may have on our customers; the impact of outbreaks of communicable diseases such as COVID-19 on business activity, our operations and national and global economic conditions, generally; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.

CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the Company. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating Company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a Company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.

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